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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                                Axcan Pharma Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    054923107
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2003
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]  Rule 13d-1(b)

[   ]  Rule 13d-1(c)

[ X ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






CUSIP No.  054923107
--------------------------------------------------------------------------------
     1. NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

               Gestion Axcan Inc.
               .................................................................
--------------------------------------------------------------------------------
     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
               (a) [ ]
                   .............................................................
               (b) [ ]
                   .............................................................
--------------------------------------------------------------------------------
     3. SEC USE ONLY
                    ............................................................
--------------------------------------------------------------------------------
     4. CITIZENSHIP OR PLACE OF ORGANIZATION                Canada
                                            ....................................
--------------------------------------------------------------------------------
                              5. SOLE VOTING POWER                0
                                                  ..............................
                            ----------------------------------------------------
Number of                     6. SHARED VOTING POWER      2,750,000
Shares                                              ............................
Beneficially                ----------------------------------------------------
Owned by                      7. SOLE DISPOSITIVE POWER           0
Each Reporting                                         .........................
Person With                 ----------------------------------------------------
                              8. SHARED DISPOSITIVE POWER 2,750,000
                                                         .......................
--------------------------------------------------------------------------------
     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                          2,750,000
--------------------------------------------------------------------------------
    10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES      [   ]
        CERTAIN SHARES (SEE INSTRUCTIONS)                 ......................
--------------------------------------------------------------------------------
    11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)       6.1%
                                                          ......................
--------------------------------------------------------------------------------
     12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)              CO
                                                    ............................
--------------------------------------------------------------------------------

CUSIP No.  054923107
--------------------------------------------------------------------------------
     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

               Leon Gosselin
       .........................................................................
--------------------------------------------------------------------------------
     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [ ]
            ....................................................................
        (b) [ ]
            ....................................................................
--------------------------------------------------------------------------------
     3. SEC USE ONLY
                    ............................................................
--------------------------------------------------------------------------------
     4. CITIZENSHIP OR PLACE OF ORGANIZATION                 Canada
                                            ....................................
--------------------------------------------------------------------------------
                              5. SOLE VOTING POWER            1,000
                                                  ..............................
                            ----------------------------------------------------
Number of                     6. SHARED VOTING POWER      2,750,000
Shares                                              ............................
Beneficially                ----------------------------------------------------
Owned by                      7. SOLE DISPOSITIVE POWER       1,000
Each Reporting                                         .........................
Person With                 ----------------------------------------------------
                              8. SHARED DISPOSITIVE POWER 2,750,000
                                                         .......................
--------------------------------------------------------------------------------
     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                          2,751,000
--------------------------------------------------------------------------------
    10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES      [   ]
        CERTAIN SHARES (SEE INSTRUCTIONS)                 ......................
--------------------------------------------------------------------------------
    11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)       6.1%
                                                          ......................
--------------------------------------------------------------------------------
     12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)              IN
                                                    ............................
--------------------------------------------------------------------------------

Item 1.

               (a)   Name of Issuer:

                     Axcan Pharma Inc.

               (b)   Address of Issuer's Principal Executive Offices:

                     597 Laurier Blvd.
                     Mont-Saint-Hilaire, Quebec J3H 6C4
                     Canada

Item 2.

               (a)   Name of Person Filing:

                     Leon Gosselin

               (b)   Address of Principal Business Office or, if none,
                     Residence:

                     597 Laurier Blvd.
                     Mont-Saint-Hilaire, Quebec J3H 6C4
                     Canada

               (c)   Citizenship:

                     Canada

               (d)   Title of Class of Securities:

                     Common Stock

               (e)   CUSIP Number:

                     054923107


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

               (a)   [   ]  Broker or dealer registered under section 15 of the
                            Act (15 U.S.C. 78o).

               (b)   [   ]  Bank as defined in section 3(a)(6) of the Act
                            (15 U.S.C. 78c).

               (c)   [   ]  Insurance company as defined in section 3(a)(19) of
                            the Act (15 U.S.C. 78c).

               (d)   [   ]  Investment company registered under section 8 of the
                            Investment Company Act of 1940 (15 U.S.C. 80a-8).

               (e)   [   ]  An investment adviser in accordance with
                            Rule13d-1(b)(1)(ii)(E);

               (f)   [   ]  An employee benefit plan or endowment fund in
                            accordance with Rule13d-1(b)(1)(ii)(F);

               (g)   [   ]  A parent holding company or control person in
                            accordance with Rule13d-1(b)(1)(ii)(G);

               (h)   [   ]  A savings associations as defined in Section 3(b)of
                            the Federal Deposit Insurance Act (12 U.S.C. 1813);

               (i)   [   ]  A church plan that is excluded from the
                            definition of an investment company under section
                            3(c)(14) of the Investment Company Act of 1940 (15
                            U.S.C. 80a-3);

               (j)   [   ]  Group, in accordance with Rule13d-1(b)(1)(ii)(J).


                            Not applicable.


Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

               (a) Amount beneficially owned: 2,751,000*
                                              ------------------

               (b) Percent of class: 6.1%
                                     ---------------------------

               (c) Number of shares as to which the person has:

                   (i)   Sole power to vote or to direct the vote   1,000*
                                                                    ------------

                   (ii)  Shared power to vote or to direct the vote:  2,751,000*
                                                                    ------------

                   (iii) Sole power to dispose or to direct the
                         disposition of  1,000*
                                       -----------------------------------------

                   (iv)  Shared power to dispose or to direct the
                         disposition of  2,751,000*
                                       -----------------------------------------

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

               * Leon Gosselin is the controlling shareholder of Gestion Axcan
                 Inc. 2,750,000 shares are beneficially owned by Gestion Axcan Inc., and 1,000 shares are owned by Mr. Gosselin individually. Under Rule 13d-3, Mr. Gosselin is deemed to be the beneficial owner of the shares by Gestion Axcan Inc.


Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Not applicable.

Instruction:  Dissolution of a group requires a response to this item.


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Not applicable.


Item 8. Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identity of each member of the group.

Not applicable.


Item 9. Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Not applicable.


Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          January 29, 2004
                                          -------------------------------------
                                                         Date

                                          GESTION AXCAN INC.

                                          By:  /s/ Leon Gosselin
                                             -----------------------------------
                                              Name:  Leon Gosselin
                                              Title:

                                          January 29, 2004
                                          --------------------------------------
                                                         Date

                                          /s/ Leon Gosselin
                                          --------------------------------------
                                          Leon Gosselin